Exhibit 1

SCHEDULE A

TRANSACTIONS

Reporting Person	Date	Nature	Shares of Common Stock	Price
Icahn Partners LP	11/9/2026	Sale of Shares of Common Stock in the Open Market	625,570	$22.47
Icahn Partners LP	11/10/2026	Sale of Shares of Common Stock in the Open Market	374,430	$22.35
Icahn Partners LP	11/11/2026	Sale of Shares of Common Stock in the Open Market	175,733	$22.82
Icahn Partners LP	11/12/2026	Sale of Shares of Common Stock in the Open Market	324,700	$22.41
Icahn Partners LP	11/13/2026	Sale of Shares of Common Stock in the Open Market	163,261	$21.84